Exhibit 99.1

Athena Consumer Acquisition Corp. Announces Intent to Adjourn Special Meeting to Approve Extension Amendment Proposal

New York, NY, December 15, 2022 – Athena Consumer Acquisition Corp. (NYSE: ACAQ.U, ACAQ, ACAQ WS) (the “Company”), announced today that it intends to adjourn, without conducting any business, the special meeting of its stockholders to be held with respect to the amendment of the Company’s Amended and Restated Certificate of Incorporation (the “Extension Amendment”) to provide the Company the right to extend the time the Company has to consummate an initial business combination up to six months from January 22, 2023 to up to July 22, 2023, which is 21 months from the closing date of the Company’s initial public offering (the “Extension Meeting”), which is scheduled to occur at 10:30 a.m., Eastern time, on December 16, 2022, and to reconvene the Extension Meeting at 9:00 a.m., Eastern time, on December 21, 2022. The Extension Meeting will still be held virtually at https://www.cstproxy.com/athenaconsumerspac/2022.

In connection with the adjournment of the Extension Meeting, the Company is extending the deadline for holders of its shares of Class A common stock to exercise their right to redeem their shares for their pro rata portion of the funds available in the Company’s trust account, or to withdraw any previously delivered demand for redemption, to 5:00 p.m., Eastern time, on December 19, 2022 (two business days before the adjourned Extension Meeting).

Additionally, to mitigate the current uncertainty surrounding the implementation of the Inflation Reduction Act of 2022, in the event that redemptions of shares of Athena’s Class A common stock are effectuated in connection with the Extension Amendment on or before December 31, 2022, Athena Consumer Acquisition Sponsor LLC, the sponsor of the Company, or a designee, will indemnify the Company for any excise tax liabilities with respect to any future redemptions that occur after December 31, 2022 and prior to or in connection with the Company’s initial business combination or liquidation to the extent that the payment of any such excise tax liabilities would otherwise reduce the pro rata amounts to be paid to holders of Athena’s shares of Class A common stock in connection with their exercise of redemption rights or receipt of liquidating distributions.

During the Extension period, the Company intends to continue to invest the assets held in its trust account in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

Stockholders of record as of November 17, 2022 are entitled to vote at the Extension Meeting. Stockholders who have not yet done so are encouraged to vote as soon as possible. If any such stockholders have questions or need assistance in connection with the Extension Meeting, please contact the Company’s proxy solicitor, Morrow Sodali LLC, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing ACAQ.info@investor.morrowsodali.com.

About Athena Consumer Acquisition Corp.

Athena Consumer Acquisition Corp. (NYSE: ACAQ.U, ACAQ, ACAQ WS), incorporated in Delaware, is a special purpose acquisition company (“SPAC”) incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company is the second SPAC founded by Isabelle Freidheim, with Jane Park serving as Chief Executive Officer, Jennifer Carr-Smith as President and Angy Smith as Chief Financial Officer. All three Athena SPACs have been comprised entirely of women founders, CEOs, board members and other executives.

Additional Information and Where to Find It

The Company has filed a definitive proxy statement (as amended, the “Extension Proxy Statement”) to be used at the Extension Meeting to approve Extension Amendment. The Company has mailed the Extension Proxy Statement to its stockholders of record as of November 17, 2022 in connection with the Extension. Investors and security holders of Stockholders are advised to read the Extension Proxy Statement and any amendments thereto, because these documents will contain important information about the Extension and the Company. Stockholders will also be able to obtain copies of the Extension Proxy Statement, without charge, at the SEC’s website at www.sec.gov or by directing a request to: Athena Consumer Acquisition Corp., 442 5th Avenue, New York, NY 10018.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the Extension. Investors and security holders may obtain more detailed information regarding the names and interests of the Company’s directors and officers in the Company and the Extension in the Company’s Annual Report on Form 10-K filed with the SEC on March 24, 2022, any subsequent Quarterly Report on Form 10-Q filed with the SEC and in the other reports the Company file with the SEC, including the Extension Proxy Statement. These documents can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target”, “may”, “intend”, “predict”, “should”, “would”, “predict”, “potential”, “seem”, “future”, “outlook” or other similar expressions (or negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the risk that approval of the Company’s stockholders for the Extension Amendment is not obtained; the level of redemptions made by the Company’s stockholders in connection with the Extension Amendment and its impact on the amount of funds available in the Company’s trust account to complete an initial business combination; and those factors discussed in the Company’s Annual Report on Form 10-K filed with the SEC on March 24, 2022, any subsequent Quarterly Report on Form 10-Q filed with the SEC and in the other reports we file with the SEC, including the Extension Proxy Statement. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

Claire Kerr

Bevel PR

Athena@bevelpr.com